AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2005

REGISTRATION NO. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AASTROM BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

MICHIGAN (State or Other Jurisdiction of Incorporation or Organization)	94-3096597 (IRS Employer Identification Number)

24 FRANK LLOYD WRIGHT DRIVE
P.O. BOX 376
ANN ARBOR, MICHIGAN 48106
(734) 930-5555
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

ALAN M. WRIGHT
SENIOR VICE PRESIDENT,
ADMINISTRATIVE AND FINANCIAL OPERATIONS, CFO
AASTROM BIOSCIENCES, INC.
24 FRANK LLOYD WRIGHT DRIVE
P.O. BOX 376
ANN ARBOR, MICHIGAN 48106
(734) 930-5555
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

COPIES TO:

DOUGLAS J. REIN, ESQ.
DLA PIPER RUDNICK GRAY CARY US LLP
4365 EXECUTIVE DRIVE, SUITE 1100
SAN DIEGO, CA 92121-2133
TELEPHONE: (858) 677-1400
FACSIMILE: (858) 677-1477

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF		PROPOSED	PROPOSED
SECURITIES	AMOUNT	MAXIMUM	MAXIMUM	AMOUNT OF
TO BE	TO BE	AGGREGATE	AGGREGATE	REGISTRATION
REGISTERED(1)	REGISTERED	PRICE PER UNIT (2)	OFFERING PRICE (2)	FEE

Debt Securities (3)	—	—	—	—
Common Stock, $0 par value per share (4)	—	—	—	—
Preferred Stock, $0 par value per share (5)	—	—	—	—
Warrants (6)	—	—	—	—
Units (7)	—	—	—	—

Total	$50,000,000		$50,000,000	$5,885	(8)

     (1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Common Stock, Preferred Stock, or Warrants.

     (2) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D. of Form S-3. In no event will the aggregate maximum offering price of all securities registered under this Registration Statement exceed $50,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

     (3) Subject to footnote (2), there are being registered hereunder an indeterminate number of Debt Securities as may be sold from time to time by Aastrom Biosciences, Inc.

     (4) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by Aastrom Biosciences, Inc. There is also being registered hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion, as applicable, of Preferred Stock or Debt Securities registered hereunder or upon exercise of Warrants registered hereunder, as the case may be.

     (5) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of Preferred Stock, as may be sold, from time to time, by Aastrom Biosciences, Inc. or as may be issued upon conversion of Debt Securities registered hereunder or upon the exercise of Warrants registered hereunder, as the case may be.

     (6) Subject to footnote (2), there are being registered hereunder an indeterminate number of Warrants representing rights to purchase Debt Securities, Preferred Stock or Common Stock (as shall be designated by the Company at the time of any such offering) registered hereunder.

     (7) Units may consist of two or more of the securities listed in this table offered and sold together.

     (8) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED MARCH 24, 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer and sale would not be permitted.

PROSPECTUS

$50,000,000

AASTROM BIOSCIENCES, INC.
Common Stock
Preferred Stock
Debt Securities
Warrants

     We may from time to time issue, in one or more series or classes, up to $50,000,000 in aggregate principal amount of our common stock, preferred stock, debt securities and/or warrants. We may offer these securities separately or together. We will specify in the accompanying prospectus supplement the terms of the securities being offered. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents, and any fees, conversions, or discount arrangements, in the accompanying prospectus supplement. We may not sell any securities under this prospectus without delivery of the applicable prospectus supplement.

     You should read this document and any prospectus supplement or amendment carefully before you invest.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol “ASTM.” On March 23, 2005, the last reported sale price for our common stock was $2.33 per share.

________________

     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 FOR A DISCUSSION OF MATERIAL RISKS YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR SECURITIES.

________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

________________

THE DATE OF THIS PROSPECTUS IS ____________, 2005.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” in the Form 10-K and other reports that are incorporated by reference into this prospectus as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur.

PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and in information incorporated by reference. Because this is a summary, it does not contain all the information about us that may be important to you. You should read this entire prospectus and the other documents and the financial statements and related notes which are incorporated by reference in this prospectus.

Our Business

     We are a late-stage development company focused on the development of processes and products for the ex vivo production and sale of human cell products for use in cell therapy and tissue regeneration. Our pre-clinical and clinical product development programs utilize adult bone marrow stem and progenitor cell mixtures being investigated for aiding in the growth of solid tissues such as bone, vascular tissue and cartilage, as well as blood and immune system cells.

     While cell therapies are emerging as potential new treatment options for several diseases and medical disorders, the success of cellular therapy is based, in part, on the need for care providers to be able to access therapeutic quantities of biologically active cells necessary for patient treatment, cost-effectively and in compliance with regulatory requirements. Our patented AastromReplicell System and single-pass perfusion technology are intended to enable the manufacturing of patient specific cell products for clinical use.

     In the expanding fields of cell therapy and tissue regeneration, we develop proprietary adult stem cell-based products for the regenerative repair of damaged human tissues and other medical disorders, several of which are now in the clinical stage. Our lead products contain Tissue Repair Cells (TRCs), which are a unique mixture of bone marrow-derived stem and progenitor cells, produced outside of the body or “ex vivo” from a small amount of bone marrow taken from the patient. In previous multi-center clinical trials involving over 175 patients, our TRCs have been demonstrated to be safe and reliable, and to regenerate certain normal healthy human tissues.

     We have also developed our proprietary AastromReplicell System, which is a patented, integrated system of instrumentation and single-use consumable kits for the commercial production of human cells. The AastromReplicell System was developed to provide a manufacturing platform for our proprietary cell products, such as our TRCs. The AastromReplicell System technology has also been expanded for the production of dendritic cells and dendritic cell vaccines, by targeting academic and other third party therapeutic cell developers requiring automated cell production with GMP (Good Manufacturing Practice) compliance. Since this third-party development activity is minimal at present, active development and marketing activities have been halted.

     Our commercial production pathway for our TRC products is in part enabled through the AastromReplicell System platform. This proprietary and automated clinical cell production system combines patented GMP-compliant automated cell production with patented “single-pass perfusion.” Single-pass perfusion is our technology for growing large quantities of highly robust human cells outside the body. These cells include adult stem and progenitor cell mixtures — cells required for forming tissues such as bone, vascular, cartilage, blood and immune system cells.

     Our primary business model is to establish a core infrastructure for the manufacturing and distribution of TRC cell products for use in multiple medical indications. Initially, we intend to pursue TRC-based products for the following therapeutic areas:

•	Local bone regeneration in fractures, spinal fusion and jaw bone reconstruction

•	Vascular (blood vessel) regeneration in limb ischemia resulting from diabetes and other diseases

     In the future, we may develop and/or support the development by third parties of TRC-based products for other areas such as cartilage regeneration and cardiac tissue regeneration.

     We do not have the sales or marketing organization that would be needed to commercialize our therapeutic products. We intend to seek partnerships with other companies who have this capability, as well as to develop our own ability to either support these relationships or to complete some pilot level of sales and marketing ourselves.

     In the EU, our business development activities are aided through Zellera AG, our wholly-owned subsidiary located in Berlin, Germany.

     Since our inception, we have been in the development stage and engaged in research and product development, conducted principally on our own behalf, but also in connection with various collaborative research and development agreements with others. Our initial business plan was to pursue the bone marrow transplantation markets. At approximately the same time (late fiscal year 1999), that we intended to commence our initial pilot-scale product launch in the EU of the AastromReplicell System with the SC-I kit, data was released at international meetings that resulted in the majority of the patients who would otherwise have been candidates for the SC-I product, to no longer require the use of the product. This loss of market for the SC-I caused us to reorganize our operations and suspend all external activities in October 1999, pending the receipt of additional financing and the completion of the reorganization process. We expanded the capabilities of the AastromReplicell System to include dendritic cell production and initiated pilot marketing activities for the CE Marked DC-I, DCV-I and the DCV-II products. However, only very minor and irregular revenue has occurred from this business and as a result, it is not currently an active direction for us. Instead, our focus is on the development of our TRC-based products for tissue regeneration.

     We do not expect to generate positive cash flows from our consolidated operations for at least the next several years and then only if more significant product sales commence. Until that time, we expect that our revenue sources will consist of only minor sales from our dendritic cell kits to academic and commercial research centers, grant revenue and research funding and potential licensing fees or other financial support from potential future corporate collaborators. To date, we have financed our operations primarily through public and private sales of our equity securities and we expect to continue obtaining required capital in a similar manner. As a development-stage company, we have never been profitable and do not anticipate having net income unless and until significant product sales commence. This is not likely to occur until we obtain significant additional funding and complete the required clinical trials for regulatory approvals, and receive those approvals to market our products. Through December 31, 2004, we have accumulated losses of approximately $119 million. We cannot provide any assurance that we will be able to achieve profitability on a sustained basis, if at all, obtain the required funding, obtain the required regulatory approvals, or complete additional corporate partnering or acquisition transactions.

     Our principal executive offices are located at 24 Frank Lloyd Wright Drive, P. O. Box 376, Ann Arbor, MI 48106. Our telephone number is (734) 930-5555.

This Prospectus

     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $50 million. We have provided in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Risk Factors

     You should consider carefully all of the information contained in and incorporated by reference in this prospectus, including the information set forth under the caption “Risk Factors,” before making an investment in the securities offered.

RISK FACTORS

     You should carefully consider the following risk factors before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences. You should also consider the additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus. See “Where You Can Find More Information.”

Our past losses and expected future losses cast doubt on our ability to operate profitably.

     We were incorporated in 1989 and have experienced substantial operating losses since inception. As of December 31, 2004, we have incurred cumulative net losses totaling approximately $119 million. These losses have resulted principally from costs incurred in the research and development of our cell culture technologies and the AastromReplicell System, general and administrative expenses, and the prosecution of patent applications. We expect to incur significant operating losses until product sales increase, primarily owing to our research and development programs, including pre-clinical studies and clinical trials, and the establishment of marketing and distribution capabilities necessary to support commercialization efforts for our products. We cannot predict with any certainty the amount of future losses. Our ability to achieve profitability will depend, among other things, on successfully completing the development of our product candidates, obtaining regulatory approvals, establishing manufacturing, sales and marketing arrangements with third parties, and raising sufficient funds to finance our activities. We may not be able to achieve or sustain profitability.

Failure to obtain and maintain required regulatory approvals would severely limit our ability to sell our products.

     We must obtain the approval of the FDA before commercial sales of our cell product candidates may commence in the United States, which we believe will ultimately be the largest market for our products. We will also be required to obtain additional approvals from foreign regulatory authorities for sales of our TRC-based products in those jurisdictions. If we cannot demonstrate the safety, reliability and efficacy of our product candidates, we may not be able to obtain required regulatory approvals. If we cannot demonstrate the safety or efficacy of our technologies and product candidates, including long-term sustained engraftment, or if one or more patients die or suffer severe complications, the FDA or other regulatory authorities could delay or withhold regulatory approval of our product candidates.

     Finally, even if we obtain regulatory approval of a product that approval may be subject to limitations on the indicated uses for which it may be marketed. Even after granting regulatory approval, the FDA and regulatory agencies in other countries continue to review and inspect marketed products, manufacturers and manufacturing facilities, which may create additional regulatory burdens. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market. Further, regulatory agencies may establish additional regulations that could prevent or delay regulatory approval of our products.

Any changes in the governmental regulatory classifications of our products could prevent, limit or delay our ability to market or develop our products.

     The FDA establishes regulatory requirements based on the classification of a product. Although the AastromReplicell System is currently considered to be unregulated manufacturing equipment in the U.S., the FDA may reconsider this and classify the System as a Class III medical device, or the FDA may ultimately choose to regulate the AastromReplicell System under another category. Because our product development programs are designed to satisfy the standards applicable to medical devices and biological licensure for our cellular products, any change in the regulatory classification or designation would affect our ability to obtain FDA approval of our products. The AastromReplicell System is used to produce different cell mixtures, and each of these cell mixtures may, under current regulations be regulated as a biologic product, which requires a biologic license application (BLA).

     New directives (laws) have recently become effective in the EU that affect the manufacturing of cell products and clinical trials. These changes have delayed or in some cases temporarily halted clinical trials of cellular products in the EU, which has reduced the number of customer opportunities and affected our progress in our Cell Production Products business. The recent changes to the European Union Medicinal Products Prime Directive shifted patient-derived cells to the medicinal products category, which will require license approvals in order to market and sell these products. These new laws may delay some of our current planned clinical trials in the EU, and will require clinical trials with data submission and review by European regulatory bodies. There is uncertainty as to the level of trials and data needed and because of the recent nature of these regulations; there is no established precedent to understand the timeline or other requirements for licensure.

Our inability to complete our product development activities successfully would severely limit our ability to operate or finance operations.

     Commercialization in the United States and Europe of our cell product candidates will require substantial clinical trials and requirements to meet new and changing regulations for licensure. We may not be able to successfully complete development of our product candidates, or successfully market our technologies or product candidates. We, and any of our potential collaborators, may encounter problems and delays relating to research and development, regulatory approval, and intellectual property rights of our technologies and product candidates. Our research and development programs may not be successful, and our cell culture technologies, and product candidates may not facilitate the production of cells outside the human body with the expected result. Our technologies and product candidates may not prove to be safe and efficacious in clinical trials, and we may not obtain the requisite regulatory approvals for our technologies or product candidates and the cells produced in such products. If any of these events occur, we may not have adequate resources to continue operations for the period required to resolve the issue delaying commercialization, and we may not be able to raise capital to finance our continued operation during the period required for resolution of that issue.

We must successfully complete our clinical trials to be able to market certain of our products.

     To be able to market cell-based products in the United States and Europe, we must demonstrate, through extensive preclinical studies and clinical trials, the safety and efficacy of our processes and product candidates, for application in the treatment of humans. If our clinical trials are not successful, our products may not be marketable.

     Our ability to complete our clinical trials in a timely manner depends on many factors, including the rate of patient enrollment. Patient enrollment can vary with the size of the patient population, the proximity of suitable patients to clinical sites, perceptions of the utility of cell therapy for the treatment of certain diseases, the eligibility criteria for the study, and the success of the investigator in enrolling patients. We have experienced delays in patient accrual in our previous and current clinical trials. If we experience future delays in patient accrual, we could experience increased costs and delays associated with clinical trials, which would impair our product development programs and our ability to market our products. Furthermore, the FDA monitors the progress of clinical trials, and it may suspend or terminate clinical trials at any time due to patient safety or other considerations.

Even if we obtain regulatory approvals to sell our products, lack of commercial acceptance could impair our business.

     We will be seeking to obtain regulatory approvals to market our TRC-based tissue repair and regeneration treatments. Even if we obtain all required regulatory approvals, we cannot be certain that our products and processes will be adopted at a level that would allow us to operate profitably. Our tissue repair products will face competition from existing, and/or potential other new treatments in the future which could limit revenue potential. It may be necessary to increase the yield and/or cell type purity for certain of our AastromReplicell System cell processes to gain commercial acceptance. Our technologies or product candidates may not be employed in all potential applications being investigated, and any reduction in applications would limit the market acceptance of our technologies and product candidates. and our potential revenues.

The market for our products will be heavily dependent on third party reimbursement policies.

     Our ability to successfully commercialize our product candidates will depend on the extent to which government healthcare programs, such as Medicare and Medicaid, as well as private health insurers, health maintenance organizations, and other third party payors will pay for our products and related treatments. Reimbursement by third party payors depends on a number of factors, including the payor’s determination that use of the product is safe and effective, not experimental or investigational, medically necessary, appropriate for the specific patient, and cost-effective. Reimbursement in the United States or foreign countries may not be available or maintained for any of our product candidates. If we do not obtain approvals for adequate third party reimbursements, we may not be able to establish or maintain price levels sufficient to realize an appropriate return on our investment in product development. Any limits on reimbursement available from third party payors may reduce the demand for, or negatively affect the price of, our products. For example, in the past, published studies have suggested that stem cell transplantation for breast cancer, which constituted a significant portion of the overall stem cell therapy market at the time, may have limited clinical benefit. The lack of reimbursement for these procedures by insurance payors would negatively affect the marketability of our products.

Use of animal-derived materials could harm our product development and commercialization efforts.

     Some of the compounds we use in, and are critical to, our TRC manufacturing processes involve the use of animal-derived products. (However, such cells are not used as “feeder cells” in the growth of human TRCs). Suppliers or regulatory authorities may limit or restrict the availability of such compounds for clinical and commercial use. Any restrictions on these compounds would impose a potential competitive disadvantage for our products or prevent manufacturing. Regulatory authorities in the EU are reviewing the safety issues related to the use of animal derived materials, which we currently use in our production process. It is unknown at this time what actions, if any, the authorities may take as to animal derived materials specific to medicinal products distributed in the EU. Our inability to develop or obtain alternative compounds would harm our product development and commercialization efforts. There are certain limitations in the supply of certain animal-derived materials, which may lead to delays in our ability to complete clinical trials or eventually to meet the anticipated market demand for our cell products.

Given our limited internal sales and marketing capabilities, we need to develop increased internal capability or collaborative relationships to sell, market and distribute our products.

     While we have previously commenced marketing on a very limited basis of the AastromReplicell System and SC-I, DC-I, DCV-I and DCV-II cell production kits in the EU and domestically for research and industrial use, we have only very limited internal or contracted sales, marketing, and distribution capabilities. We intend to get assistance to market our products through collaborative relationships with companies with established sales, marketing and distribution capabilities. Our inability to develop and maintain those relationships would limit our ability to market, sell, and distribute our products. Our inability to enter into successful, long-term relationships could require us to develop alternate arrangements at a time when we need sales, marketing, or distribution capabilities to meet existing demand.

We may not be able to raise the required capital to conduct our operations and develop our products.

     We will require substantial capital resources in order to conduct our operations and develop our products. We expect that our available cash and interest income, including that raised in the recent sale of common stock, will be sufficient to finance currently planned activities at least through the end of fiscal year 2006 (ending June 30, 2006). However, in order to grow and expand our business, and to introduce our new product candidates into the marketplace, we will need to raise additional funds. We will also need additional funds or a collaborative partner, or both, to finance the research and development activities of our product candidates for the expansion of additional cell types. Accordingly, we are continuing to pursue additional sources of financing.

     Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;

•	costs and timing of conducting clinical trials and seeking regulatory approvals;

•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and

•	the effect of commercialization activities and facility expansions if and as required.

     Because of our long-term funding requirements, we are likely to access the public or private equity markets if and whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. This additional funding may not be available to us on reasonable terms, or at all. If adequate funds are not available in the future, we may be required to further delay or terminate research and development programs, curtail capital expenditures, and reduce business development and other operating activities.

The issuance of additional common stock for funding has the potential for substantial dilution.

     As noted above, we will need additional equity funding to provide us with the capital to reach our objectives. At such time, we may enter into financing transactions at prices which are at a substantial discount to market. Such an equity issuance would cause a substantially larger number of shares to be outstanding and would dilute the ownership interest of existing stockholders.

Our stock price has been volatile and future sales of substantial numbers of our shares could have an adverse effect on the market price of our shares.

     The market price of shares of our common stock has been volatile, ranging in closing price between $0.63 and $1.72 during the twelve month period ended December 31, 2004. The price of our common stock may continue to fluctuate in response to a number of events and factors, such as:

•	clinical trial results

•	the amount of our cash resources and our ability to obtain additional funding

•	announcements of research activities, business developments, technological innovations, or new products by us or our competitors

•	entering into or terminating strategic relationships

•	changes in government regulation

•	changes in government sponsored funding

•	disputes concerning patents or proprietary rights

•	changes in our revenues or expense levels

•	public concern regarding the safety, efficacy or other aspects of the products or methodologies we are developing

•	reports by securities analysts

•	status of the investment markets

     Any of these events may cause the price of our shares to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general, and the market prices for biotechnology companies in particular, have experienced significant volatility that often has been unrelated to the operating performance or financial conditions of such companies. These broad market and industry fluctuations may adversely affect the trading price of our stock, regardless of our operating performance or prospects.

Our stock could be delisted from Nasdaq, which would affect its market price and liquidity.

     We are required to meet certain financial tests (including a minimum bid price for our common stock of $1.00) to maintain the listing of our common stock on the Nasdaq Stock Market. Our common stock may be recommended for delisting (subject to any appeal we would file) if we do not maintain compliance with the Nasdaq requirements within specified periods and subject to permitted extensions. In May 2003, and July 2004, we received notification from Nasdaq of potential delisting as a result of our stock trading below $1.00 for more than thirty consecutive business days. While in each case our stock price recovered within the grace periods and Nasdaq notified us that we were again in full compliance, we cannot provide any assurance that our stock price would again recover within the specified times if future closing bid prices below $1.00 triggered another potential delisting. If our common stock were delisted, it could be more difficult to buy or sell our common stock and to obtain accurate quotations, and the price of our stock could suffer a material decline. Delisting would also impair our ability to raise capital.

Failure of third parties to manufacture component parts or provide limited source supplies, or imposition of additional regulation, would impair our new product development and our sales activities.

     We rely solely on third parties such as Astro, Moll, Cambrex and Amgen to manufacture the AastromReplicell System instruments and consumable components, growth factors and other materials used in the cell manufacturing process. We would not be able to obtain alternate sources of supply for many of these items on a short-term basis. If any of our key manufacturers or suppliers fail to perform their respective obligations, or if our supply of growth factors, components, or other materials is limited or interrupted, we would not be able to conduct clinical trials or market our product candidates on a timely and cost-competitive basis, if at all.

     Finally, we may not be able to continue our present arrangements with our suppliers, supplement existing relationships, establish new relationships, or be able to identify and obtain the ancillary materials that are necessary to develop our product candidates in the future. Our dependence upon third parties for the supply and manufacture of these items could adversely affect our ability to develop and deliver commercially feasible products on a timely and competitive basis.

If we do not keep pace with our competitors and with technological and market changes, our products may become obsolete and our business may suffer.

     The markets for our products are very competitive, subject to rapid technological changes, and vary for different candidates and processes that directly compete with our products. Our competitors may have developed, or could in the future develop, new technologies that compete with our products or even render our products obsolete. As an example, in the past, published studies have suggested that hematopoietic stem cell therapy use for bone marrow transplantation, following marrow ablation due to chemo-therapy, may have limited clinical benefit in the treatment of breast cancer, which was a significant portion of the overall hematopoietic stem cell transplant market. This resulted in the practical elimination of this market for our cell-based product for this application.

     Our products are designed to improve and automate the processes for producing cells used in therapeutic procedures. Even if we are able to demonstrate improved or equivalent results, the cost or process of treatment and other factors may cause researchers and practitioners to not use our products and we could suffer a competitive disadvantage. As a result, we may be unable to recover the net book value of our inventory. Finally, to the extent that others develop new technologies that address the targeted application for our products, our business will suffer.

If we cannot attract and retain key personnel, then our business will suffer.

     Our success depends in large part upon our ability to attract and retain highly qualified scientific and management personnel. We face competition for such personnel from other companies, research and academic institutions, and other entities. Further, in an effort to conserve financial resources, we have previously needed to implement reductions in our work force on two separate occasions. As a result of these and other factors, we may not be successful in hiring or retaining key personnel. The Company has a key man life insurance policy for R. Douglas Armstrong, Chief Executive Officer and Chairman of Aastrom. Our inability to replace any lost key employee could harm our operations.

If our patents and proprietary rights do not provide substantial protection, then our business and competitive position will suffer.

     Our success depends in large part on our ability to develop or license, and protect, proprietary products and technologies. However, patents may not be granted on any of our pending or future patent applications. Also, the scope of any of our issued patents may not be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. Furthermore, we rely on three exclusive, world-wide licenses relating to the production of human cells granted to us by the University of Michigan for certain of our patent rights. If we materially breach such agreements or otherwise fail to materially comply with such agreements, or if such agreements expire or are otherwise terminated by us, we may lose our rights under the patents held by the University of Michigan. At the latest, these licenses will terminate when the patent underlying the license expires. The first of these underlying patents will expire on March 21, 2012. We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants, suppliers, and licensees. These agreements may be breached, and we might not have adequate remedies for any breach. If this were to occur, our business and competitive position would suffer.

Intellectual property litigation could harm our business.

     Our success will also depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others. Although we have not been subject to any filed infringement claims, other patents could exist or could be filed which would prohibit or limit our ability to market our products or maintain our competitive position. In the event of an intellectual property dispute, we may be forced to litigate. Intellectual property litigation would divert management’s attention from developing our products and would force us to incur substantial costs, regardless of whether we are successful. An adverse outcome could subject us to significant liabilities to third parties, and force us to curtail or cease the development and sale of our products and processes.

The government maintains certain rights in technology that we may develop using government grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.

     Certain of our and our licensors’ research has been or is being funded in part by government grants. As a result of such funding, the U.S. Government has established guidelines and have certain rights in the technology developed with the grant. If we fail to meet these guidelines, we would lose our exclusive rights to these products, and we would lose potential revenue derived from the sale of these products.

Potential product liability claims could affect our earnings and financial condition.

     We face an inherent business risk of exposure to product liability claims in the event that the use of the AastromReplicell System during research and development efforts, including clinical trials, or after commercialization results in adverse affects. As a result, we may incur significant product liability exposure, which could exceed existing insurance coverage. We may not be able to maintain adequate levels of insurance at reasonable cost and/or reasonable terms. Excessive insurance costs or uninsured claims would increase our operating loss and affect our financial condition.

Our corporate documents and Michigan law contain provisions that may make it more difficult for us to be acquired.

     Our Board of Directors has the authority, without shareholder approval, to issue additional shares of preferred stock (but not common stock above the shareholder approved maximum) and to fix the rights, preferences, privileges, and restrictions of these shares without any further vote or action by our shareholders. This authority, together with certain provisions of our charter documents, may have the affect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of our company. This affect could occur even if our shareholders consider the change in control to be in their best interest.

Failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and result in a negative market reaction.

     We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting. Additionally, our independent registered public accounting firm is required to audit both the design and operating effectiveness of our internal control over financial reporting and management’s assessment of the design and the effectiveness of its internal control over financial reporting. Although no known material weaknesses exist at this time, this will be the first year that we have undergone an audit over our internal control over financial reporting and procedures, and it is possible that material weaknesses could be found through the evaluation. If such weaknesses are found, we may not be able to remediate such weaknesses in time to meet the deadlines imposed by the Sarbanes-Oxley Act for compliance with requirements of Section 404. In such case, we would be required to publicly report the nature of any material weakness. Failure to achieve and maintain an effective internal control environment could result in a negative market reaction.

Forward-looking statements

     This registration statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements include statements regarding:

•	potential strategic collaborations with others

•	future capital needs

•	adequacy of existing capital to support operations for a specified time

•	product development and marketing plans

•	clinical trial plans and anticipated results

•	anticipation of future losses

•	replacement of manufacturing sources

•	commercialization plans

•	revenue expectations and operating results

     These statements are subject to risks and uncertainties, including those set forth in this Risk Factors section and in the materials incorporated by reference into this prospectus, and actual results could differ materially from those expressed or implied in these statements. In some cases, you can identify these statements by our use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “expect,” “estimate,” “plan,” “believe,” “potential,” or “intend.” All forward-looking statements included in this registration statement or in any prospectus supplement are made as of the date hereof or thereof. We assume no obligation to update any such forward-looking statement or reason why actual results might differ.

RATIO OF EARNINGS TO FIXED CHARGES(1)

     The following table sets forth ratios of earnings to fixed charges for the periods shown.

Twelve Months Ending
Dec. 31,	June 30,	June 30,	June 30,	June 30,	June 30,
2004	2004	2003	2002	2001	2000
N/A(2)	N/A(2)	N/A(2)	N/A(2)	N/A(2)	N/A(2)

     (1) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of net loss before fixed charges. Fixed charges consist of interest expense plus the interest factor in lease expenses. During the fiscal years covered by this table, we did not have any material fixed charges or preferred stock dividends. However, our total lease expenses, which comprised most of our total commitments, were $622,000, $616,000, $602,000, $547,000, $495,000 and $485,000 for the twelve months ended December 31, 2004 and June 30, 2004, 2003, 2002, 2001 and 2000.

     (2) Earnings have been inadequate to cover fixed charges and total commitments. The dollar amount of the coverage deficiency was approximately $10.3 million, $10.5 million, $9.6 million, $7.9 million, $5.9 million and $9.6 million for the twelve months ended December 31, 2004 and June 30, 2004, 2003, 2002, 2001 and 2000.

USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering because we may choose not to issue any securities covered by this prospectus.

     Unless otherwise provided in a supplement or amendment to this prospectus, we intend to use any net proceeds from this offering, together with other available funds, for operating costs, capital expenditures and working capital needs and for other general corporate purposes.

     We have not specifically identified the precise amounts we will spend on each of these areas or the timing of these expenditures. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, progress with clinical product development and other cell therapy application programs. In addition, expenditures may also depend on the establishment of new collaborative arrangements with other companies, the availability of other financing, and other factors.

     We anticipate that we will be required to raise substantial additional capital to continue to fund the clinical development of our cell therapy applications. We may raise additional capital through additional public or private financing, as well as collaborative relationships, incurring debt and other available sources.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov. We also provide information on our website: http//www.aastrom.com/.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede the information in this prospectus or incorporated by reference. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the common stock offered hereby, are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2004;

2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2004 and December 31, 2004;

3.	Our Current Reports on Form 8-K filed with SEC on July 8, 2004; July 13, 2004; July 30, 2004; October 19, 2004; October 21, 2004; October 28, 2004; January 13, 2005; January 14, 2005; February 1, 2005; February 4, 2005 (relating to the election of a new Director to our Board); and March 4, 2005; and

4.	The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on April 11, 1997, as amended (Commission File No.: 000-22025).

     YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR TELEPHONING US AT AASTROM BIOSCIENCES, INC., 24 FRANK LLOYD WRIGHT DRIVE, P.O. BOX 376, ANN ARBOR, MICHIGAN 48106, TELEPHONE NUMBER (734) 930-5555, ATTENTION: CHIEF FINANCIAL OFFICER.

THE SECURITIES WE MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and certain provisions of our articles of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.

     Our authorized capital stock consists of 150,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share.

Common Stock

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock have no preemptive, redemption or conversion rights and are not subject to future calls or assessments. No sinking fund provisions apply to our common stock. All outstanding shares are fully-paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution, subject to prior distribution rights of any preferred stock then outstanding. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, out of legally available funds for dividends, subject to any preferences that may be applicable to any shares of preferred stock that may be outstanding at that time. The rights, preferences and privileges of holders of common stock are set forth in our restated articles of incorporation, which may be amended by the holders of at least two-thirds of the outstanding shares of common stock.

Preferred Stock

     Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without shareholder approval. Our Board of Directors may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing our Board of Directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. Examples of rights and preferences that the Board of Directors may fix are: (1) dividend rights, (2) dividend rates, (3) conversion rights, (4) voting rights, (5) terms of redemption, and (6) liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future.

     We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

     When we issues share of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     The Michigan Business Corporation Act provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving an increase or decrease in the authorized number of shares of that class, or changes in the powers, preferences or special rights of holders of that preferred stock so as to affect the class adversely. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Michigan Law and Certain Charter and By-Law Provisions

     We are subject to certain anti-takeover provisions of the Michigan Business Corporation Act (the “MBCA”) which could delay or make more difficult a merger or tender offer involving Aastrom. Chapter 7A of the MBCA prevents, in general, an “interested shareholder” (defined generally as a person owning 10% or more of a corporation’s outstanding voting shares) from engaging in a “business combination” (as defined therein) with a Michigan corporation unless: (a) the Board of Directors issues an advisory statement, holders of 90% of the shares of each class of stock entitled to vote approve the transaction, and holders of two-thirds of the “disinterested” shares of each class of stock approve the transaction; or (b) the interested shareholder has been an interested shareholder for at least five years and has not acquired beneficial ownership of any additional shares of the corporation subsequent to the transaction which resulted in such shareholder being classified as an interested shareholder, and meets certain requirements, including provisions relating to the fairness of the price and the form of consideration paid; or (c) the Board of Directors, by resolution, exempts a particular interested shareholder from these provisions prior to the interested shareholder becoming an interested shareholder. The MBCA also contains certain other provisions which could have anti-takeover effects.

     Our bylaws provide that the Board of Directors is divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Aastrom and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for shareholders to replace a majority of the directors. Our restated articles of incorporation eliminate the right of shareholders to act without a meeting and do not provide for cumulative voting in the election of directors. The amendment of any of these provisions would require approval by holders of at least two-thirds of the shares of outstanding common stock.

     These and other provisions of our restated articles of incorporation could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of Aastrom, including transactions in which shareholders might otherwise receive a premium for their shares over then-current market prices.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

     The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

     We will issue any senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue any subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

     The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

     We conduct some of our operations through a subsidiary formed under the laws of Germany. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiary’s creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or our subsidiary from incurring indebtedness.

General

     We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate;

•	the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any security;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, all or a portion of the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

     We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include in that prospectus supplement provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

     The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 60 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 60 days after we receive notice from the debenture trustee or holders of at least 50% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

     If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 50% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

•	a holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 50% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

     We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

     In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

     We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

     If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

     We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

     All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment of those amounts.

Governing Law

     The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to some or all of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

     We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

     We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

     We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive any dividends or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants

     Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise.

     Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue or series of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

     We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, such as to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

     A global security is a security held by a depositary which represents one or more individual securities. Generally, all securities represented by the same global securities will have the same terms.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

     As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under this section;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book- entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

     The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

     The securities being offered may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	through underwriters for resale to the public or investors:

•	transactions on the Nasdaq Stock Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares;

•	by pledge to secure debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	through a combination of any of the above transactions; or

•	any other method permitted by law.

     We may sell our securities directly to one or more purchasers, or to or through underwriters, dealers or agents or through a combination of those methods. The related prospectus supplement will set forth the terms of each offering, including:

•	the name or names of any agents, dealers, underwriters or investors who purchase the securities;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the amount of any compensation, discounts commissions or fees to be received by the underwriters, dealer or agents;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such securities may be listed.

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the securities.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Regulation S, may be sold pursuant to Regulation S rather than pursuant to this prospectus.

     In connection with the sale of our common stock, underwriters may receive compensation from us or from purchasers of our common stock in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of our common stock may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of our common stock may be considered underwriting discounts and commissions under the Securities Act of 1933.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of our common stock against various liabilities, including liabilities under the Securities Act of 1933. We may also agree to contribute to payments which the underwriters, dealers or agents may be required to make in respect of these liabilities. We may authorize dealers or other persons who act as our agents to solicit offers by various institutions to purchase our common stock from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of our common stock, we will indicate that in the prospectus supplement or amendment.

     In connection with an offering of our common stock, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in our common stock for their own account. In addition, underwriters may bid for, and purchase, our common stock in the open market to cover short positions or to stabilize the price of our common stock. Finally, underwriters may reclaim selling concessions allowed for distributing our common stock in the offering if the underwriters repurchase previously distributed common stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time. Agents and underwriters may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Aastrom by Dykema Gossett PLLC, Ann Arbor, Michigan acting as special counsel to Aastrom. DLA Piper Rudnick Gray Cary US LLP, San Diego, California, has acted as counsel to Aastrom in connection with this offering.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with the registration of the common stock hereunder will be substantially as follows (all expenses other than the SEC Registration Fee are estimates):

Company
Item	Expense
SEC Registration Fee	$5,885
Blue Sky fees and expenses	$5,000
Printing and engraving expenses	$15,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$15,000
Nasdaq Filing Fees	$22,500
Miscellaneous	$6,615

Total	$100,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 1561 through 1571 of the Michigan Business Corporation Act (the “MBCA”) authorize a corporation to grant or a court to award indemnity to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

     The Bylaws of the Registrant, provide that the Registrant shall, to the fullest extent authorized or permitted by the MBCA, or other applicable law, indemnify a director or officer who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, against expenses, including actual and reasonable attorneys’ fees, and amounts paid in settlement incurred in connection with the action or suit, if the indemnitee acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Registrant or its shareholders. This section also authorizes the Registrant to advance expenses incurred by any agent of the Registrant in defending any proceeding prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified.

     The Bylaws also authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, regardless of whether the Registrant would have the power to indemnify such person against such liability under the provisions of the MBCA.

     The Registrant has entered into an indemnification agreement with certain of its directors, officers and other key personnel, which contains provisions that may in some respects be broader than the specific indemnification provisions contained under applicable law. The indemnification agreement may require the Registrant, among other things, to indemnify such directors, officers and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Registrant, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified and, to the maximum extent that insurance coverage of such directors, officers and key employees under the Registrant’s directors’ and officers’ liability insurance policies is maintained.

     Section 1209 of the MBCA permits a Michigan corporation to include in its Articles of Incorporation a provision eliminating or limiting a director’s liability to a corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. The enabling statute provides, however, that liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA, or (iv) an intentional criminal act cannot be eliminated or limited in this manner. The Registrant’s Restated Articles of Incorporation include a provision which eliminates, to the fullest extent permitted by the MBCA, director liability for monetary damages.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER	DESCRIPTION OF DOCUMENT

1.1	*Form of Underwriting Agreement
4.1	Form of Senior Indenture to be entered into with a trustee to be named
4.2	Form of Subordinated Indenture to be entered into with a trustee to be named
4.3	*Certificate of Designation of Preferred Stock
4.4	*Form of Warrant Agreement
5.1	Consent and Opinion of Dykema Gossett PLLC
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of DLA Piper Rudnick Gray Cary US LLP
23.3	Consent of Dykema Gossett PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (see Signature page)

*	To be filed by amendment or incorporated by reference from a Current Report on Form 8-K

ITEM 17. UNDERTAKING.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(2)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(3)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(4)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ann Arbor, State of Michigan, on March 23, 2005.

AASTROM BIOSCIENCES, INC.

By: /s/ R. Douglas Armstrong, Ph.D.

R. Douglas Armstrong, Ph.D.
Chairman and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Douglas Armstrong and Alan M. Wright, as his or her attorney-in-fact, with full power of substitution for him or her in any and all capacities, to sign any and all amendments to this registration statement, including, but not limited to, post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933 in connection with or related to the offer contemplated by this registration statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendment thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Douglas Armstrong, Ph.D. R. Douglas Armstrong, Ph.D.	Chairman and Chief Executive Officer, (Principal Executive Officer)	March 23, 2005

/s/ Alan M. Wright Alan M. Wright	Senior Vice President, Administrative and Financial Operations, Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2005

/s/ W. Chaunce Bogard, Jr. W. Chaunce Bogard, Jr.	Director	March 23, 2005

/s/ Linda M. Fingerle Linda M. Fingerle	Director	March 23, 2005

/s/ Arthur F. Staubitz Arthur F. Staubitz	Director	March 23, 2005

/s/ Joseph A. Taylor Joseph A. Taylor	Director	March 23, 2005

/s/ Susan L. Wyant Susan L. Wyant	Director	March 23, 2005

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION OF DOCUMENT
1.1	*Form of Underwriting Agreement
4.1	Form of Senior Indenture to be entered into with a trustee to be named
4.2	Form of Subordinated Indenture to be entered into with a trustee to be named
4.3	*Certificate of Designation of Preferred Stock
4.4	*Form of Warrant Agreement
5.1	Consent and Opinion of Dykema Gossett PLLC
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of DLA Piper Rudnick Gray Cary US LLP
23.3	Consent of Dykema Gossett PLLC (included in Exhibit 5.1)
24.2	Power of Attorney (see Signature page)

*	To be filed by amendment or incorporated by reference from a Current Report on Form 8-K